UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2018

VNUE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53462	98-0543851
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

104 W. 29th Street 11th Floor

New York, New York 10001

(Address of principal executive offices, including ZIP code)

(833) 937-5493

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On September 1, 2018, the Company entered into an initial joint venture agreement with Music Reports, Inc., (“MRI”). Music Reports (musicreports.com), long known as a trusted leader in music rights licensing, administration and royalty accounting, will initially partner with VNUE to provide Performing Rights Organization (PRO) data to VNUE’s Soundstr MRT (music recognition technology) platform through its extensive Songdex database, and will eventually work with VNUE to integrate automated direct licensing capability and royalty payment and distribution into the Soundstr platform. Once a song is identified by Soundstr, Songdex will in turn provide a deep data set such as song ownership as well as the entire chain of rights, including publishers, sub publishers, and PRO information. This data set – an end-to-end chain – will provide Soundstr an eventual path for direct automated licensing of songs (including first ever for “instant live” technologies such as VNUE’s set.fm platform), and the rich data necessary to create a more fair licensing system for bars, restaurants, radio stations, and other brick and mortar establishments that utilize music as well as ensuring the correct songwriters are properly compensated.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

By filing this Current Report on Form 8-K and furnishing the information contained herein, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD. The information is summary information that is intended to be considered in the context of the Company's Securities and Exchange Commission ("SEC") filings and other public announcements that the Company may make, by press release or otherwise, from time to time. The Company undertakes no duty or obligation to publicly update or revise the information contained in this Current Report on Form 8-K, although it may do so from time to time as its management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VNUE, INC.

Dated: September 10, 2018	By:	/s/ Zach Bair
	Name:	Zach Bair
	Title:	Chief Executive Officer, Chairman of the Board, Secretary and Treasurer

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